Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Record Third Quarter 2021 Financial Results

Continued Strong Customer Demand Driving Service and Equipment Revenue Growth

Raising 2021 Adjusted EBITDA and Free Cash Flow Guidance

with Revenue at High End of Guidance Range

CHICAGO - November 4, 2021 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended September 30, 2021.

Q3 2021 Highlights

•
Record total revenue of $87.2 million increased 31% compared to Q3 2020 and 6% compared to Q2 2021, fueled by strong growth in both service and equipment revenue.
o
Record service revenue of $66.2 million increased 24% compared to Q3 2020 and 2% compared to Q2 2021.
o
Equipment revenue of $21.0 million increased 59% compared to Q3 2020 and 19% compared to Q2 2021.
•
Total ATG aircraft online (“AOL”) reached 6,154, an increase of 10% compared to Q3 2020 and 2% compared to Q2 2021.
o
Total AVANCE units online grew to 2,237, an increase of 46% compared to Q3 2020. AVANCE units comprised more than 36% of total AOL as of September 30, 2021, up from 27% as of September 30, 2020.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,264 increased 9% compared to Q3 2020. Compared to Q2 2021, ARPU decreased 1% but increased 2% after excluding the $1.8 million recognition of deferred revenue related to a customer contract in Q2 2021.
•
For the first time in the Company's history, Gogo achieved positive net income. Net income from continuing operations increased to $19.7 million, compared to a net loss from continuing operations of $8.9 million in Q3 2020. Basic and diluted earnings per share from continuing operations for Q3 2021 was $0.18 and $0.16, respectively.
•
Record Adjusted EBITDA(1) of $40.8 million increased 35% compared to Q3 2020 and 11% compared to Q2 2021.
•
Cash from operating activities for the nine months ended September 30, 2021 was $36.4 million compared to $20.3 million for the prior year period. Free Cash Flow(1) for the nine months ended September 30, 2021 was $32.4 million compared to $14.0 million in the prior year period.

o
Total cash and cash equivalents totaled $133.2 million as of September 30, 2021 compared to $109.2 million as of June 30, 2021.

“Demand for business aviation connectivity is surging and we expect it to continue to surge for the next several years,” said Oakleigh Thorne, Chairman and CEO of Gogo. "Our Gogo team is doing a great job exceeding customers’ expectations and turning demand into top and bottom line growth.”

“Our record results for the quarter reflect our strong business model as we drive equipment sales and capture recurring service revenue as that equipment comes on line,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Our balance sheet also continues to strengthen with our improved operating performance and reduced interest expense."

Updating 2021 Financial Guidance

•
Total revenue at the high end of the previously announced range of $325 million to $335 million.
•
Adjusted EBITDA in the range of $140 million to $145 million versus prior guidance of at least $130 million. Guidance excludes approximately $2 million of separation and migration costs related to the sale of the CA division.
•
Capital expenditures at the low end of the previously guided range of $20 million to $25 million, with the majority of the spend tied to Gogo 5G.
•
Free Cash Flow1 of at least $40 million, including cash interest payments of approximately $71 million, versus prior guidance of $25 million to $35 million.

Reiterating Long-Term Financial Targets

•
Revenue growth at a compound annual growth rate of approximately 15% from 2020 to 2025.
•
Annual Adjusted EBITDA margin reaching 45% in 2025.
•
Free Cash Flow of approximately $125 million in 2023, following the deployment of the Gogo 5G network in 2022, and approximately $200 million in 2025.

(1)
See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its third quarter conference call on November 4, 2021 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company's website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number: 3498333

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income

(loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2021, Adjusted EBITDA margin for fiscal 2025 and Free Cash Flow for fiscal 2023 and 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity and entertainment services; our reliance on our key OEMs and dealers for equipment sales; our ability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price and performance; the impact of the COVID-19 pandemic and the measures implemented to combat it; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the achievement of the anticipated benefits of the sale of the CA business or our ability to operate as a standalone business; the impact of adverse economic conditions; our ability to develop and deploy Gogo 5G; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the availability of additional ATG spectrum in the United States or internationally; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet; our possession and use of personal information; the extent of expenses or liabilities resulting from litigation; our ability to protect our intellectual property; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; the utilization of our tax losses; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission (“SEC”) on March 11, 2021 and our quarterly reports on Form 10-Q as filed with the SEC on May 6, 2021 and August 5, 2021.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of September 30, 2021, Gogo reported 2,237 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,154 aircraft flying with its ATG systems onboard, and 4,542 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Service revenue	$66,204	$53,324	$190,326	$155,083
Equipment revenue	20,968	13,201	53,090	37,001
Total revenue	87,172	66,525	243,416	192,084

Operating expenses:
Cost of service revenue	12,985	11,635	42,257	32,809
Cost of equipment revenue	12,368	8,543	31,582	24,036
Engineering, design and development	5,958	4,510	17,992	17,365
Sales and marketing	5,538	3,758	14,093	10,724
General and administrative	15,250	12,539	37,369	36,378
Depreciation and amortization	4,160	3,320	11,824	10,117
Total operating expenses	56,259	44,305	155,117	131,429
Operating income	30,913	22,220	88,299	60,655

Other (income) expense:
Interest income	(34)	(36)	(145)	(689)
Interest expense	10,943	31,199	56,577	93,595
Loss on extinguishment of debt and settlement of convertible notes	—	—	83,961	—
Other (income) expense	143	12	11	12
Total other expense	11,052	31,175	140,404	92,918

Income (loss) from continuing operations before income taxes	19,861	(8,955)	(52,105)	(32,263)
Income tax provision (benefit)	131	(65)	443	216
Net income (loss) from continuing operations	19,730	(8,890)	(52,548)	(32,479)
Net loss from discontinued operations, net of tax	(8,771)	(71,234)	(13,426)	(218,402)
Net income (loss)	$10,959	$(80,124)	$(65,974)	$(250,881)

Net income (loss) attributable to common stock per share - basic:
Continuing operations	$0.18	$(0.11)	$(0.52)	$(0.40)
Discontinued operations	(0.08)	(0.86)	(0.13)	(2.67)
Net income (loss) attributable to common stock per share - basic	$0.10	$(0.97)	$(0.65)	$(3.07)

Net income (loss) attributable to common stock per share - diluted:
Continuing operations	$0.16	$(0.11)	$(0.52)	$(0.40)
Discontinued operations	—	(0.86)	(0.13)	(2.67)
Net income (loss) attributable to common stock per share - diluted	$0.16	$(0.97)	$(0.65)	$(3.07)

Weighted average number of shares
Basic	109,345	82,707	101,189	81,892
Diluted	133,160	82,707	101,189	81,892

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$133,233	$435,345
Accounts receivable, net of allowances of $711 and $1,044, respectively	40,354	39,833
Inventories	29,964	28,114
Prepaid expenses and other current assets	36,921	8,934
Total current assets	240,472	512,226
Non-current assets:
Property and equipment, net	58,403	63,493
Intangible assets, net	48,162	52,693
Operating lease right-of-use assets	71,411	33,690
Other non-current assets, net of allowances of $431 and $375, respectively	24,757	11,486
Total non-current assets	202,733	161,362
Total assets	$443,205	$673,588
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$13,974	$11,013
Accrued liabilities	94,816	83,009
Deferred revenue	2,257	3,113
Current portion of long-term debt	109,348	341,000
Total current liabilities	220,395	438,135
Non-current liabilities:
Long-term debt	695,894	827,968
Non-current operating lease liabilities	77,774	38,018
Other non-current liabilities	9,379	10,581
Total non-current liabilities	783,047	876,567
Total liabilities	1,003,442	1,314,702
Stockholders’ deficit
Common stock	11	9
Additional paid-in capital	1,240,231	1,088,590
Accumulated other comprehensive loss	(1,339)	(1,013)
Treasury stock, at cost	(128,803)	(98,857)
Accumulated deficit	(1,670,337)	(1,629,843)
Total stockholders’ deficit	(560,237)	(641,114)
Total liabilities and stockholders’ deficit	$443,205	$673,588

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2021	2020
Operating activities from continuing operations:
Net loss	$(52,548)	$(32,479)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	11,824	10,117
(Gain) Loss on asset disposals, abandonments and write-downs	121	64
Provision for expected credit losses	55	1,048
Deferred income taxes	147	134
Stock-based compensation expense	10,144	8,283
Amortization of deferred financing costs	3,718	4,355
Accretion and amortization of debt discount and premium	303	10,311
Losses on extinguishment of debt and settlement of convertible notes	83,961	—
Changes in operating assets and liabilities:
Accounts receivable	(520)	8,619
Inventories	(1,850)	98
Prepaid expenses and other current assets	(26,794)	1,487
Contract assets	(4,689)	(7,581)
Accounts payable	2,474	577
Accrued liabilities	16,245	(12,193)
Deferred revenue	(849)	277
Accrued interest	(7,034)	26,379
Other non-current assets and liabilities	1,647	819
Net cash provided by operating activities from continuing operations	36,355	20,315

Investing activities from continuing operations:
Proceeds from sale of property and equipment	1,000	—
Purchases of property and equipment	(2,833)	(448)
Acquisition of intangible assets—capitalized software	(1,171)	(5,915)
Purchase of interest rate cap	(8,629)	—
Net cash used in investing activities from continuing operations	(11,633)	(6,363)

Financing activities from continuing operations:
Proceeds from credit facility draw	—	26,000
Repayments of amounts drawn from credit facility	—	(6,000)
Repurchase of convertible notes	—	(2,498)
Redemption of senior secured notes	(1,023,146)	—
Proceeds from term loan, net of discount	721,375	—
Payments on term loan	(1,813)	—
Payment of debt issuance costs	(20,251)	—
Payments on financing leases	(154)	(33)
Stock-based compensation activity	(2,234)	(1,428)
Net cash provided by (used in) financing activities from continuing operations	(326,223)	16,041
Cash flows from discontinued operations:
Cash used in operating activities	(809)	(56,009)
Cash used in investing activities	—	(28,152)
Cash used in financing activities	—	(344)
Net cash used in discontinued operations	(809)	(84,505)

Effect of exchange rate changes on cash	28	(19)

Decrease in cash, cash equivalents and restricted cash	(302,282)	(54,531)
Cash, cash equivalents and restricted cash at beginning of period	435,870	177,675
Cash, cash equivalents and restricted cash at end of period	$133,588	$123,144

Cash, cash equivalents and restricted cash at end of period	$133,588	$123,144
Less: current restricted cash	25	560
Less: non-current restricted cash	330	5,101
Cash and cash equivalents at end of period	$133,233	$117,483

Supplemental Cash Flow Information:
Cash paid for interest	$59,660	$53,230

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Aircraft online (at period end)
ATG	6,154	5,577	6,154	5,577
Satellite	4,542	4,737	4,542	4,737
Average monthly service revenue per aircraft online
ATG	$3,264	$2,996	$3,216	$2,910
Satellite	257	211	248	207
Units Sold
ATG	266	167	583	392
Satellite	22	28	169	151
Average equipment revenue per unit sold (in thousands)
ATG	$66	$65	$72	$70
Satellite	102	78	52	60

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.

•
Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Service revenue	$66,204	$53,324	24.2%	$190,326	$155,083	22.7%
Equipment revenue	20,968	13,201	58.8%	53,090	37,001	43.5%
Total revenue	$87,172	$66,525	31.0%	$243,416	$192,084	26.7%

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Cost of service revenue (1)	$12,985	$11,635	11.6%	$42,257	$32,809	28.8%
Cost of equipment revenue (1)	$12,368	$8,543	44.8%	$31,582	$24,036	31.4%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2021	2020	2021	2020	2021
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$10,959	$(80,124)	$(65,974)	$(250,881)	$(69,248)
Interest expense	10,943	31,199	56,577	93,595	16,340
Interest income	(34)	(36)	(145)	(689)	(54)
Income tax provision	131	(65)	443	216	277
Depreciation and amortization	4,160	3,320	11,824	10,117	3,547
EBITDA	26,159	(45,706)	2,725	(147,642)	(49,138)
Stock-based compensation expense	5,403	4,680	10,144	8,283	2,892
Loss from discontinued operations	8,771	71,234	13,426	218,402	2,854
Loss on extinguishment of debt and settlement of convertible notes	—	—	83,961	—	79,564
Separation costs related to CA sale	450	—	1,170	—	575
Adjusted EBITDA	$40,783	$30,208	$111,426	$79,043	$36,747

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$26,754	$21,498	$36,355	$20,315	$(14,973)
Consolidated capital expenditures (1)	(2,178)	(1,293)	(4,004)	(6,363)	(1,124)
Free cash flow	$24,576	$20,205	$32,351	$13,952	$(16,097)
(1)
See unaudited condensed consolidated statement of cash flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

FY 2021
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$60
Consolidated capital expenditures	(20)
Free cash flow	$40

Definition of Non-GAAP Measures

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense, (iii) loss on extinguishment of debt and settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt and settlement of convertible notes from Adjusted EBITDA because of the infrequently occurring nature of these activities.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA because of the non-recurring nature of these activities.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity.